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Exhibit 4.10.5

FOURTH AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

        This Fourth Amendment (the "Amendment") to the Stockholder Protection Rights Agreement is entered into as of February 6, 2009, by and between Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the "Company"), and Computershare Trust Company, N.A., a national banking association f/k/a EquiServe Trust Company, N.A., the "Rights Agent".

RECITALS:

        WHEREAS, the Company and the Rights Agent are parties to that certain Stockholder Protection Rights Agreement, dated as of April 11, 2000, as amended by the First Amendment to the Stockholder Protection Rights Agreement, effective as of September 26, 2001, as further amended by the Second Amendment to the Stockholder Protection Rights Agreement, entered into as of June 10, 2002, and as further amended by the Third Amendment to the Stockholder Protection Rights Agreement, entered into as of September 30, 2008 (as so amended, the "Agreement"); and

        WHEREAS, on September 30, 2008, the Company, Walter Industries, Inc., a Delaware corporation ("Walter"), and JWH Holding Company, LLC, a Delaware limited liability company ("JWH"), entered into an Agreement and Plan of Merger, as subsequently amended and restated by an Amended and Restated Agreement and Plan of Merger, dated as of October 28, 2008 (as so amended and restated, the "Original Merger Agreement"), pursuant to which, among other things, JWH agreed to merge into the Company, the separate existence of JWH would have ceased and the Company would have continued as the surviving corporation; and

        WHEREAS, in connection with the execution of the Original Merger Agreement, on September 30, 2008, the Company, Amster Trading Company, an Ohio corporation, and Ramat Securities, LTD, an Ohio limited liability company (the "Trust Preferred Sellers"), entered into an Exchange Agreement (the "Exchange Agreement"), pursuant to which, among other things, the Trust Preferred Sellers agreed to exchange all of the preferred undivided beneficial interests in the assets of Hanover Statutory Trust II held by the Trust Preferred Sellers for an amount of cash and newly issued shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), immediately prior to the effective time of the merger contemplated by the Original Merger Agreement; and

        WHEREAS, concurrently with the execution of this Amendment, the Company, Walter, JWH, and Walter Investment Management LLC, a Delaware limited liability company ("Spinco"), are entering into a Second Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as further amended, supplemented, restated or otherwise modified from time to time, the "Merger Agreement"), pursuant to which, among other things, Spinco will merge into the Company (the "Merger"), the separate existence of Spinco will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and shares of Common Stock issued and outstanding immediately prior to the Merger will be combined into fully paid and non-assessable shares of common stock of the Surviving Corporation at a rate specified in the Merger Agreement; and

        WHEREAS, concurrently with the execution of this Amendment, the Company and the Trust Preferred Sellers are entering into an amendment to the Exchange Agreement; and

        WHEREAS, as of the date hereof, the Company has not filed Articles Supplementary setting forth the terms of the Preferred Stock (as that term is defined in the Agreement) with the State Department of Assessments and Taxation of Maryland; and

        WHEREAS, in connection with the execution and delivery of the Merger Agreement and the amendment to the Exchange Agreement, the Board of Directors has determined that it is in the best interests of the Company to, pursuant to Section 5.4 of the Agreement, amend the Agreement as set forth below and has duly authorized any officer of the Company to execute and deliver this Amendment.

        NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged), the parties hereto agree as follows:

        1.     Definitions.    Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

        2.     Amendment of Section 1.1 of the Agreement.

    a.
    The definition of "Acquiring Person" in Article I, Section 1.1 of the Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

    "ACQUIRING PERSON" shall mean any Person who is a Beneficial Owner of 10% or more of the outstanding shares of Common Stock (or, in the case of John A. Burchett, more than 20% of the outstanding shares of Common Stock); provided, however, that the term 'Acquiring Person' shall not include: (a) any Person (i) who shall become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock (or, in the case of John A. Burchett, more than 20% of the outstanding shares of Common Stock) solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as any of such Persons shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) who becomes the Beneficial Owner of 10% or more of the outstanding Common Stock (or, in the case of John A. Burchett, more than 20% of the outstanding shares of Common Stock) but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if, upon notice by the Company, such Person promptly enters into an irrevocable commitment with the Company to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 10% or more of the outstanding shares of Common Stock (or, in the case of John A. Burchett, more than 20% of the outstanding shares of Common Stock) or (iii) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an "Option Holder") by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option and (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock; (b) Walter Industries, Inc., a Delaware corporation ("Walter") Walter Investment Management LLC, a Delaware limited liability company ("Walter Investment Management"), or any of their respective Affiliates or Associates, to the extent such Persons become Beneficial Owners of 10% or more of the outstanding shares of Common Stock solely as a result of the transactions contemplated by the Merger Agreement (including any amendment thereto); or (c) solely during the period commencing upon the consummation of the Exchange and terminating upon the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms, the Trust Preferred Sellers; provided, further, that if either of the Trust Preferred Sellers would otherwise become an Acquiring Person as a result of the consummation of the Exchange and the termination of the Merger Agreement in accordance with its terms, such Trust Preferred Seller shall not be an Acquiring Person to the extent such Trust Preferred Seller promptly enters into an irrevocable commitment with the Company to divest, and thereafter promptly divests (without exercising or retaining any power, including voting (except in accordance with any Voting Agreement between such Trust Preferred Seller and the Company), with respect to such shares), itself of sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), so that such Trust Preferred Seller ceases to be the Beneficial Owner of 10% or more of the outstanding shares of Common Stock. In addition, none of the Company, any wholly-owned Subsidiary of the Company or any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall be an Acquiring Person."

    b.
    The Agreement is hereby amended to add the following definitions to Article I, Section 1.1 of the Agreement, in appropriate alphabetical order:

    "EXCHANGE" shall mean the exchange of the preferred undivided beneficial interests in the assets of Hanover Statutory Trust II held by the Trust Preferred Sellers for an amount of cash and newly issued Common Stock, pursuant to that certain Exchange Agreement, dated as of September 30, 2008, among the Company and the Trust Preferred Sellers as amended on February 6, 2009, among the Company and the Trust Preferred Sellers, and as further amended, supplemented, restated or otherwise modified from time to time.

    "MERGER" shall mean the merger of Walter Investment Management into the Company pursuant to the Merger Agreement.

    "MERGER AGREEMENT" shall mean the Second Amended and Restated Agreement and Plan of Merger, dated as of February 6, 2009, among Walter, JWH Holding Company, LLC, a Delaware limited liability company, Walter Investment Management and the Company, as further amended, supplemented, restated or otherwise modified from time to time.

    "TRUST PREFERRED SELLERS" shall mean Amster Trading Company, an Ohio corporation, and Ramat Securities, LTD, an Ohio limited liability company."

        3.     Amendment to Terms of Preferred Stock.

    a.
    Exhibit B to the Agreement is hereby amended, supplemented and restated in its entirety with Exhibit B hereto.

        4.     Miscellaneous.

    a.
    Except as expressly modified hereby, the Agreement remains in full force and effect. Upon the execution and delivery hereof, as of the day and year first above written, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement.

    b.
    Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

    c.
    This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together,

      will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes. Signatures of the parties hereto transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes

    d.
    This Amendment and the Agreement, as amended hereby, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
By:	/s/ JOHN A. BURCHETT
Name:
Title:
COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ DENNIS V. MUCCIA
Name:
Title:

 EXHIBIT B

TERMS OF PARTICIPATING PREFERRED STOCK

        The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of a series of preferred stock, par value $0.01 per share, of Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the "Corporation"), designated as Participating Preferred Stock, par value $0.01 per share, shall be as follows, with any changes to the use of defined terms or enumeration or lettering of sections and subsections or form as may be necessary or appropriate upon the filing thereof with the State Department of Assessments and Taxation of Maryland:

          (i)  The designation of the Participating Preferred Stock shall be "Participating Preferred Stock." Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

         (ii)  The number of shares of this Series shall initially be 583,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors of the Corporation (the "Board of Directors"). Shares of this Series acquired by the Corporation shall constitute authorized but unissued shares of Preferred Stock without designation as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

        (iii)  The holders of full or fractional shares of this Series shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $425.00 (the "Base Dividend Amount") over the aggregate dividends paid per whole share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

        The term "Reference Package" shall mean 10,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") of the Corporation.

        Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

        So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless,

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in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

        (iv)  In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

         (v)  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $170,000.00 (the "Base Liquidation Amount") or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

        In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

        Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

        For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

        (vi)  The shares of this Series shall not be redeemable.

       (vii)  In addition to any other vote or consent of stockholders required by law or by the charter of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

      (viii)  In the event the Corporation shall, at any time or from time to time (other than in connection with the merger of Walter Investment Management LLC, a Delaware limited liability company, with and into the Corporation), (A) declare or pay a dividend on any shares of Common Stock payable in Common Stock, (B) subdivide any shares of Common Stock or (C) combine any shares of Common Stock into a smaller number of shares, then and in each such case (X) the Reference Package after such event shall be the number of shares of Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof and (Y) the Base Dividend Amount and the Base Liquidation Amount shall be similarly adjusted to reflect such dividend, subdivision or combination of shares.

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QuickLinks

  Exhibit 4.10.5
FOURTH AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT
RECITALS
  EXHIBIT B
TERMS OF PARTICIPATING PREFERRED STOCK